PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to non-GAAP Financial Information
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 29,	May 1,	April 29,	May 1,
	2012	2011	2012	2011
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
Attributable to Photronics, Inc.
GAAP net income (loss) attributable to Photronics, Inc.	$8,818	$(16,438)	$13,086	$(4,327)
(a) Debt extinguishment loss and net interest impact,	-	30,513	-	30,513
net of tax
(b) Consolidation and restructuring charges, net of tax	58	-	1,176	-
(c) Impact of warrants, net of tax	-	745	(94)	820
Non-GAAP net income attributable to Photronics, Inc.	$8,876	$14,820	$14,168	$27,006

Reconciliation of GAAP to Non-GAAP Net Income (Loss)
Applicable to Common Shareholders
Weighted average number of diluted shares outstanding
GAAP	76,590	55,685	76,472	54,751
(d) Non-GAAP	76,590	67,047	76,435	66,634
Net income (loss) per diluted share
GAAP	$0.14	$(0.30)	$0.21	$(0.08)
Non-GAAP	$0.14	$0.24	$0.23	$0.44

(a)	Represents 2011 extinguishment charge related to the repurchase of $30.4 million of our 5.50% convertible senior notes due in October 2014, and net interest impact on convertible transactions.

(b)	Represents consolidation and restructuring charges primarily related to restructuring in Singapore.

(c)	Represents financing expenses related to warrants, which are recorded in other income (expense).

(d)	Excludes the 2011 impact of shares issued on March 29, 2011 (1.7 million shares during the three months ended May 1, 2011 and 0.8 million shares during the six months ended May 1, 2011), primarily related to the issuance of common stock in exchange for $30.4 million of our 5.5% convertible senior notes due in October 2014.